                           DELIVERED GAS PURCHASE CONTRACT

                                  FEBRUARY 23, 1977




                                   CASCADE GAS CO.
                                        SELLER




                              THE MONTANA POWER COMPANY
                                        BUYER

                           DELIVERED GAS PURCHASE CONTRACT

                                        Index
                                                                   Page
      Article      Title                                         Number
      -------      -----                                         ------
        I          Definitions                                      1
       II          Commitment of Gas Reserves                       2
      III          Seller's Obligations                             2
       IV          Quantity of Gas                                  6
        V          Determinations of Gas Reserves                  10
       VI          Delivery Pressure and Delivery Points           13
      VII          Quality of Gas                                  14
     VIII          Measurement and Tests                           15
       IX          Price and Payment                               21
        X          Seller's Representations                        27
       XI          Title to Gas                                    28
      XII          Force Majeure                                   29
     XIII          Term                                            31
      XIV          Miscellaneous                                   31

                           DELIVERED GAS PURCHASE CONTRACT
                                      (Montana)



    THIS CONTRACT, EFFECTIVE and agreed to by the parties hereto this 23rd of February, 1977, is by and between CASCADE GAS CO., P. O. Box 577, Shelby, Montana, 59474 (hereinafter called "Seller") and THE MONTANA POWER COMPANY (hereinafter called "Buyer").

                                     WITNESSETH:

    WHEREAS, Seller is the contract purchaser of gas produced from those lands situated in the State of Montana, and described on Schedule "A" attached hereto, on which gas production has been developed; and

    WHEREAS, Buyer is willing to buy gas which may be purchased by Seller from said lands in commercial quantities; and

    WHEREAS, the parties hereto are desirous of entering into a contract providing for the sale by Seller and purchase by Buyer of volumes of gas delivered by Seller;

    NOW, THEREFORE, in consideration of the premises and the covenants herein contained, Seller agrees to sell and deliver to Buyer and Buyer agrees to purchase and receive from Seller, pursuant to the terms and conditions hereinafter set forth, all of the gas purchased, produced or otherwise obtained by Seller from acreage described on Schedule "A" attached hereto.

                                      ARTICLE I
                                     DEFINITIONS

    For the purpose of the Contract, the following words and terms are defined as follows:

    1. "CONTRACT YEAR" means a calendar year except that the first "Contract Year" is deemed to commence on the date of initial delivery of gas hereunder and extending to, but not including the following January 1.

    2. The "ANNIVERSARY DATE" of this Contract is deemed to be January l in each Contract year.

    3. "DAY" means a period of twenty-four (24) consecutive hours beginning and ending at 8:00 a.m., Mountain Time. The reference date for any day shall be the calendar date upon which said 24-hour period shall commence.

    4. "MONTH" means the period of time beginning at 8:00 a.m., Mountain Time on the first day of a calendar month and ending at 8:00 a.m., Mountain Time on the first day of the next calendar month.

    5. "GAS" means either natural gas obtained from the wells or the residue remaining after the natural gas has been treated by Seller for the removal of any of its constituent parts other than methane and the removal of methane to such extent as is necessary in removing other constituents, as the context may require, but not including casinghead gas.

    6. "CASINGHEAD GAS" means gas which has its rate of production controlled by the amount of oil simultaneously produced therewith.

    7. "RECOVERABLE GAS RESERVES" means the quantity of gas which is determined or redetermined at a future date to be economically recoverable and deliverable during the initial term of this Contract from all Gas Production Units connected to Seller's gathering system and available for delivery as of the date of initial delivery hereunder after processing, if any, to satisfy the quality specifications hereof, less the quantities of gas reserved by the Seller hereunder. Such reserves shall be computed by accepted reservoir engineering and geological procedures, and shall consist of only those reserves controlled by Seller and underlying or attributable to the lands listed on Schedule "A", but shall not include casinghead gas.

    8. "RESERVOIR" means stratigraphic trap, or pool, from which gas is produced, and one (1) or more "reservoirs" may be produced by means of a single well.

    9. "CUBIC FOOT OF GAS" is the unit of volume for purposes of measurement hereunder, except for gross heating value, and means one cubic foot of gas at a temperature of 60 DEG. F. and at a pressure of 14.73 pounds per square inch absolute. For purposes of measurement, the atmospheric pressure shall be assumed to remain constant at 13 pounds per square inch absolute.

    10. "MCF" means one thousand (1,000) cubic feet.

    11. "BTU" means British Thermal Unit. "GROSS HEATING VALUE" means the total calorific value expressed in BTU's obtained by the complete combustion at constant pressure of the amount of gas which would occupy a volume of one cubic foot at a temperature of 60 DEG. F. if saturated with water vapor and under a pressure equivalent to that of 30 inches of mercury at 32 DEG. F. and under standard gravitational force (980.665 c.m. per sec. sec.) with air of the same temperature and pressure as the gas, when the products of combustion are cooled to the initial temperature of gas and air and when the water formed by combustion is condensed to the liquid state.

    12. "DCQ" means Daily Contract Quantity, and is defined in Article IV,
Section 1, of this agreement.

    13. "ANNUAL CONTRACT VOLUME" means the DCQ multiplied by the number of calendar days in the Contract Year.

                                      ARTICLE II

                              COMMITMENT OF GAS RESERVES

    Seller hereby commits to the performance of the Contract all of the gas purchased, produced or otherwise obtained by Seller from the lands specified and described on Schedule "A".

                                     ARTICLE III
                                 SELLER'S OBLIGATION

SECTION 1:

    GAS TO BE PURCHASED AND SOLD. Subject to the provisions of this Agreement, during the term hereof the Seller shall gather, compress, dehydrate, sell and deliver to Buyer, and the Buyer shall purchase and receive from the Seller at the delivery point the natural gas purchased, produced or otherwise obtained by Seller from wells on the lands described in Schedule "A".

SECTION 2:

    (a) SELLER'S OBLIGATION TO DELIVER. Seller shall available for delivery all volumes requested by not to exceed 125% of the DCQ, provided however, Seller shall not be required to demand that the owners produce any wells in excess of the legal of such wells as may be fixed from time to time regulatory bodies or in excess of any rate which, judgment of the well owners, may damage the well.

    (b)  LIMITATION ON SELLER'S OBLIGATIONS.
         (i) RATE OF DELIVERY. Seller shall not be obligated to demand delivery of gas from any well at a rate which in the opinion of the well owner, acting as a reasonably prudent operator, would be injurious to such well or to the reservoir or reservoirs from which such well is produced.

         (ii) RESERVATION OF GAS BY THE SELLER. The Seller reserves the following rights:

              (1) the right to retain or allow others to retain title and possession to such quantities of gas produced from the lands described in Schedule "A" as may be required to fulfill the obligations of the Seller under the terms of the Agreement or other document by which Seller derives its right to sell the gas to be sold hereunder;

              (2) the right to use such quantities of gas as may be needed or required for delivery of gas for sale under this Contract from the lands described in Schedule "A";

              (3) the right to process or allow others to process gas produced from any one or more of the wells located on the lands described in Schedule "A" for the removal of any component other than methane prior to delivery of such gas to the Buyer, which components so removed shall belong to the Seller or other processor; provided however, that the gas which is delivered to Buyer after such processing shall meet the quality requirements of Article VII hereof.

                                      ARTICLE IV
                                   QUANTITY OF GAS

SECTION 1

    VOLUME OBLIGATION. Commencing on the date that Seller notifies Buyer in writing that Seller is prepared, pursuant to the terms of this Delivered Gas Purchase Contract, to deliver gas to Buyer at the discharge side of Seller's plant and facilities located in the NW1/4 NW1/4 NE1/4 of Section 34, Township 34 North, Range 2 West, Toole County, Montana, (Delivery Point), the volume of gas which Buyer shall be obligated to take and pay for, or pay for if available and not taken, and which Seller shall be obligated to have available for delivery, shall be the Daily Contract Quantity (DCQ).

    Until such time as Seller has available for delivery to Buyer in excess of ten million (10,000,000) cubic feet of gas per day, the DCQ shall be eighty percent (80%) of the daily volume available for delivery by Seller, whether or not taken by Buyer. However, at such time as the DCQ so computed equals or exceeds eight million (8,000,000) cubic feet per day, the DCQ shall be one million (1,000,000) cubic feet per day for each five billion five hundred million (5,500,000,000) cubic feet of Recoverable Gas Reserves as defined herein.

    The parties have agreed that, at the date of inception of Buyer's obligation to take or pay for gas under the terms of this Contract, and until initial delivery of gas to Buyer, the DCQ shall equal one million two hundred thousand (1,200,000) cubic feet of gas per day.

SECTION 2:

    CASINGHEAD GAS. Subject to the Quality Provisions of Article VII, Seller may deliver to Buyer, in addition to the volumes of gas determined under Section 1 of the Article IV, Casinghead Gas purchased by Seller from the lands described in Schedule "A". Buyer shall be obligated to accept delivery of such Casinghead Gas only to the extent that the daily volume delivery thereof does not exceed the DCQ (that is the total daily volume delivered does not exceed two times the DCQ). Buyer, at its option, may accept Casinghead volumes in excess of the DCQ.

SECTION 3:

    DRAINAGE. If a reservoir producing gas delivered to Buyer under this Contract is produced by anyone other than a well owner selling to Seller at a rate which makes imminent, in Seller's judgment, the drainage of gas from land under Seller's purchase contracts, then Seller shall immediately notify Buyer in writing of the existence of such situation and may request that Buyer, to the extent reasonabley possible, increase its takes from Seller by a volume sufficient to protect Seller and Seller's well owners from drainage of the reservoir.

SECTION 4:

    MAKE-UP OF DEFICIENCIES IN PURCHASE.

    (a) Beginning with initial delivery hereunder, all volumes of gas taken by Buyer during a contract year in excess of the Annual Contract Volume up to a total quantity having a total value (calculated at the price being paid hereunder at the time such gas is so made up) equal to the payments theretofore made by Buyer to Seller for gas not taken shall be credited to the make-up of take or pay deficiencies limited to the five (5) contract years immediately following the later of: (1) the contract year in which the deficiency occurred, or (2) the contract year in which all take or pay deficiencies which occurred prior to initial delivery have been recouped. Nothing contained in this Section 4 shall reduce Buyer's obligation to take and pay for, or nevertheless pay for if available and not taken, the Annual Contract Volume during each contract year.
    (b) In the event that this Contract terminates for any reason other than the breach of the terms hereof by Buyer prior to the Buyer's recovery of any volumes paid for but not taken hereunder, and Seller begins deliveries of gas to another purchaser, Seller shall pay to Buyer one-third (1/3) of the then current sales value of such gas each month until the Buyer has recovered in full the sums paid by Buyer for gas not taken.

SECTION 5:

    LIMITATIONS UPON BUYER'S OBLIGATION TO PURCHASE GAS.

    (a) DELIVERY CAPACITY OF SELLER. Buyer's obligation to purchase the Annual Contract Volume during each contract year is conditioned upon Seller having the capability at all times of delivering a daily volume of gas equal to at least 125% of the DCQ.

    (b) FAILURE TO DELIVER CONTRACT VOLUME. If the Seller fails for any calendar month to deliver to Buyer the daily quantity of gas requested by Buyer up to 125% of the DCQ, Buyer may notify Seller in writing of such failure. Seller shall have such time as may be necessary, but in no event more than twelve (12) months from the date of receipt by Seller of Buyer's notice, in which period the DCQ shall be reduced temporarily to a volume equal to 80% of the average daily volume of gas Seller delivered to Buyer during the calendar month on which Buyer's notice was based. In the event Seller's attempts to restore its ability to deliver 125% of the DCQ in effect prior to such notice are unsuccessful, as evidenced by Seller's failure to deliver such quantity on each day of a calendar month test conducted by Seller and Buyer for the period commencing on the day following the end of said twelve (12) month period, or at such earlier time as Seller may request, Buyer shall have the right to reduce the DCQ to a volume equal to 80% of the average daily volume of gas delivered to Buyer during the calendar month of said delivery test.


                                      ARTICLE V

                            DETERMINATION OF GAS RESERVES

    At such time as the DCQ is equal to eight million (8,000,000) cubic feet per day, and thereafter, from time to time as new wells are completed or discoveries of gas are made for which Seller is the contract purchaser, Seller will provide Buyer with the basic geological, engineering, production and other data within Seller's possession which would be needed in making a determination of gas reserves and deliverability of each well.

SECTION 1:

    RECOVERABLE GAS RESERVE DETERMINATION: One (1) month prior to the expected initial delivery of gas from any such new well hereunder, Buyer shall furnish Seller an estimate of Recoverable Gas Reserves. The estimate shall not include nor be based in any manner upon volumes of casinghead gas.

    Within fifteen (15) days after Buyer's furnishing its estimate of the Recoverable Gas Reserves, Seller shall advise Buyer whether Buyer's estimate is acceptable. If Buyer's estimate of such Recoverable Gas Reserves is not acceptable to Seller, and Seller and Buyer are unable to negotiate an agreeable settlement, then the matter shall be determined by arbitration as provided in this Article V. The Recoverable Gas Reserves when determined will form the basis for determining the DCQ and take or pay obligations. Such DCQ shall be effective until superseded by a subsequent redetermination of Recoverable Gas Reserves or until changed under the provisions of Article IV, Section 5.

    The fact that Buyer and Seller cannot agree on the Recoverable Gas Reserves for any well and find it necessary to submit such matter to arbitration shall not prevent the connection of such well and the commencement of production therefrom. The Recoverable Gas Reserves as finally determined by arbitration shall be used to determine the DCQ retroactive to the date of initial delivery from such well.

SECTION 2:

    SUBSEQUENT REDETERMINATIONS OF RECOVERABLE GAS RESERVES. Either party may request a redetermination of Recoverable Gas Reserves during the month of July of every second contract year hereof. Upon request Buyer shall, between July 1 and September 1 of each such year, estimate the quantity of Seller's Recoverable Gas Reserves and promptly provide Seller with a statement thereof.

    Within fifteen (15) days after Buyer's furnishing its estimate of such reserves, Seller shall advise Buyer whether Buyer's estimate of such reserves is acceptable. If Seller and Buyer reach agreement on Recoverable Gas Reserves, then such reserve agreement shall form the basis for determining the DCQ effective the following January 1, unless limited by the provisions of Article IV, Section 5. If Buyer's estimate of such reserves is not acceptable to Seller, and Seller and Buyer are unable to negotiate an agreeable settlement, then the matter shall be determined by arbitration as provided in this Article V.

SECTION 3:

    ARBITRATION OF RESERVES. If Seller and Buyer are unable to agree upon the Recoverable Gas Reserves in any of the foregoing instances and such disagreement cannot be resolved by negotiation within sixty (60) days after Buyer has submitted its determination of Recoverable Gas Reserves, then the determination of such reserves will, at the request of either party, be submitted to arbitration as hereinafter set forth.

    Upon written demand of either party, the parties shall meet and attempt to appoint a single arbitrator. If the parties fail to name an arbitrator within ten (10) days from such demand, then the arbitrator shall be appointed by the American Arbitration Society.

    The arbitrator selected to act hereunder shall be qualified by education, training and experience to determine gas reserves.

    The arbitrator so chosen shall proceed immediately to hear and determine Recoverable Gas Reserves. The decision of the arbitrator shall be made within thirty (30) days after his appointment, subject to any reasonable delay due to unforeseen circumstances. Notwithstanding the foregoing, in the event the arbitrator fails to make a decision within sixty (60) days after his appointment, then either party may elect to have a new arbitrator chosen in like manner as if none had previously been selected. If such election is made, the decision of the previous arbitrator shall be null and void.

    The decision of the arbitrator shall be in writing and signed by the arbitrator and shall be final and binding upon the parties hereto as to Recoverable Gas Reserves hereunder, until such time as a redetermination may be made as herein provided.

    The compensation and expenses of the arbitrator shall be paid in equal proportions by Buyer and Seller.

    An initial determination of a redetermination of Recoverable Gas Reserves rendered by an arbitrator shall form the basis of determining the DCQ effective January 1 of the year following the year in which such arbitration was requested, subject to the provisions of Article IV, Section 5.


                                      ARTICLE VI

                        DELIVERY PRESSURE AND DELIVERY POINTS

SECTION 1:

    DELIVERY PRESSURE. Delivery by Seller of gas shall be made at a pressure that is sufficient to effect delivery of gas into

Buyer's pipeline but not in excess of one thousand (1,000) pounds per square inch. Maintenance by Seller of sufficient pressure to enter Buyer's pipeline shall be a condition of Buyer's obligation to purchase and receive from Seller the quantities of gas specified in Article III hereof.

SECTION 2:

    DELIVERY POINT. Delivery of natural gas hereunder shall be at the discharge side of Seller's plant and facilities located in the NW 1/4 NW 1/4 NE 1/4 of Section 34, Township 34 North, Range 2 West, Toole County, Montana.

SECTION 3:

    TITLE: Title to all gas shall pass at the point of delivery.


                                     ARTICLE VII

                                    QUALITY OF GAS

SECTION 1:

    Seller agrees that the gas delivered hereunder shall be merchantable natural gas, at all times complying with the following quality requirements:

    (a) The gas shall be in its natural state as produced, including all hydrocarbon constituents therein contained, except gas from which Seller has removed liquid hydrocarbons under the provisions of Article III,
    Section 2(b)(ii)(3) hereof. Seller shall also have the right to remove nonhydrocarbon constituents and hydrocarbons as required to remove other constituents. Seller may enrich the gas to the extent required to meet the gross heating requirement set forth in Paragraph (b) below, and may subject the gas, or permit the gas to be subjected, to compression, cooling, cleaning and other processes.

    (b) The weighted average gross heating value of gas delivered to Buyer hereunder shall not be less than nine hundred (900) British Thermal Units per cubic foot, and shall not be more than one thousand two hundred (1,200) British Thermal Units per cubic foot. Buyer may reject delivery of gas having a weighted average gross heating value of less than nine hundred
    (900) British Thermal Units or more than one thousand two hundred (1,200) British Thermal Units.

    (c) The gas shall be commercially free from sand, dust, gums, liquid water, crude oil, impurities and other objectionable substances and shall have been dehydrated by Seller for removal of water present therein in a vapor state, and in no event contain more than four (4) pounds of water vapor per one million (1,000,000) cubic feet of gas, and shall be free from hydrocarbons liquifiable at temperatures in excess of fifteen degrees
    (15 DEG) Fahrenheit at pressures up to 800 psig.

    (d) The gas shall not contain more than one-quarter (1/4) grain of hydrogen sulphide per one hundred (100) cubic feet of gas.

    (e) The gas shall not contain in excess of three percent (3%) by volume of carbon dioxide.

    (f) The temperature of the gas at the delivery point or delivery points shall not be in excess of one hundred twenty degrees (120 DEG) Fahrenheit.


                                     ARTICLE VIII

                                MEASUREMENT AND TESTS


SECTION l:

    UNIT OF VOLUME. The unit of volume for all gas hereunder shall be one (l) cubic foot of gas, and the term "Cubic foot of Gas" wherever used in the Contract shall mean a cubic foot of gas at a temperature of sixty degrees
(60 DEG) Fahrenheit and at a pressure of 14.73 pounds per square inch absolute.

SECTION 2:

    SALES UNIT. The sales unit of the gas delivered hereunder shall be one thousand (1,000) cubic feet.

SECTION 3.

    OWNERSHIP OF MEASURING EQUIPMENT. All measuring devices and materials required at the point or points of delivery shall be installed, maintained, and operated or furnished by Buyer at Buyer's expense. Seller may install and operate check measuring equipment provided it does not interfere with the use of Buyer's equipment in determining the volumes of gas delivered by Seller to Buyer at the points of delivery.

SECTION 4:

    METERING AND COMPUTATION OF VOLUME. The gas shall be metered by orifice meters or other measurement facilities constructed, installed, and maintained by Buyer at or near the point or points of delivery. Such measurement facilities of Buyer shall be constructed and installed in accordance with the applicable provisions of the American Gas Association's "Gas Measurement Committee Report No. 3, dated April, 1955". The volumes of gas delivered to Buyer shall be computed from the meter records and converted into the units of measurement specified herein in accordance with the methods prescribed in Gas Measurement Committee Report No. 3 of the American Gas Association, including the appendix thereto, as published April, 1955, or any subsequent revision thereof acceptable to Buyer and Seller. Corrections shall be made for deviation from the Ideal Gas Laws at the pressure and temperature at which the gas is metered. To determine the factors for such correction a quantitative analysis of the gas shall be made at reasonable intervals with such apparatus as shall be agreed upon by Buyer and Seller, and such factors shall be obtained from data contained in "Supercompressibility Factors for Natural Gas", Volumes 1 through 6, inclusive, or in "Tables for Determination of Supercompressibility Factors for Natural Gas Containing Nitrogen and/or Carbon Dioxide", Volume 7, as published by the American Gas Association in 1955, or any subsequent revision thereof acceptable to Buyer and Seller. For the purpose of measurement and meter calibration, the atmospheric pressure shall be assumed to be 13 pounds per square inch, irrespective of variations in natural atmospheric pressure from time to time. Seller agrees to provide sufficient pulsation dampening equipment so that measurement at the point of delivery will not be affected by pulsation.

SECTION 5:

    SPECIFIC GRAVITY. The specific gravity of the gas flowing through the well meter, or meters, shall be determined by Buyer, or, at Seller's election, by joint tests, at intervals of appoximately twelve (12) months as may be practicable under the circumstances. All such determinations of specific gravity shall be made by a standard gravity balance or by a gravitometer employing the "Momentum Method" of specific gravity determinations as described in Chapter VII, "Determination of Specific Gravity", of the American Gas Association Gas Measurement Manual, 1963 edition. The specific gravity of the gas flowing through each meter determined by either of the above-mentioned methods shall be used in computing the volume of gas delivered through such meter. The specific gravity determined by any test shall apply from the date the test was taken until the date of the next test.

SECTION 6.

    TEMPERATURE. The temperature of the gas delivered at the points of delivery hereunder shall be determined by means of an indicating thermometer. The arithmetic average of readings taken at the beginning and end of each chart period shall be used in computing the volumes delivered hereunder.

SECTION 7:

    EQUIPMENT TESTING. The accuracy of Buyer's measuring equipment shall be verified by test, using means and methods generally acceptable in the gas industry, at least annually or upon the written request of Seller. Notice of the time and nature of each test shall be given by Buyer to Seller sufficiently in advance to permit convenient arrangement for Seller's representative to be present. Measuring equipment found to be registering inaccurately shall be adjusted to read as accurately as possible. If, after notice, Seller fails to have a representative present, the results of the test shall nevertheless be considered accurate until the next test. All tests of such measuring equipment shall be made at Buyer's expense, except that Seller shall bear the expense of tests made at its request if the inaccuracy is found to produce an error of two percent (2%) or less in the measurement of gas.

SECTION 8:

    MEASURING EQUIPMENT OUT OF REPAIR. If, for any reason any measuring equipment is inoperative or inaccurate so that the volume of gas delivered is not correctly indicated by the reading thereof, and if such reading is in error by more than two percent (2%) in the measurement of gas, then the volume of gas delivered, during the period such measuring equipment is inoperative or inaccurate, shall be determined by the parties hereto on the basis of the best date available using the first of the following methods which is feasible:

    (a) By using the registration of any check measuring equipment installed and accurately registering;

    (b) By correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculations; or

    (c) By comparing deliveries made during preceding periods under similar delivery conditions when the meter was registering accurately.

    An adjustment based on such determination shall be made for such period of inaccuracy as may be definitely known, or if not known, then for one-half the period since the date of the last meter test. In no event, however, shall any adjustment extend back beyond six months from the date the error was first made known by one party hereunder to the other.

SECTION 9:

    INSPECTION OF EQUIPMENT. Buyer and Seller shall have the right to inspect equipment installed or furnished by the other party, and the charts and other measurement or test data of the other party, at all times during business hours; but the reading, calibration, and adjustment of such equipment and changing of charts shall be done only by the party installing and furnishing the same. Unless the parties otherwise agree, each party shall perserve all original test data, charts, and other similar records in such party's possession for a period of at least five (5) years.

SECTION 10:

    GROSS HEATING VALUE. The gross heating value per cubic foot of gas shall be determined from time to time by the Buyer at the Buyer's expense, using an accurately calibrated Culter-Hammer calorimeter from samples of the gas taken at the delivery point or points. The Seller shall have the right to witness any and all tests of gross heating value made by the Buyer. The Seller shall have the right at any time to make or to require the Buyer to make a special test of the gross heating value of gas delivered hereunder, but the Seller shall bear the expense of any special tests made at its request. Tests of gross heating value of gas delivered hereunder shall be made by the Buyer after giving Seller ten (10) days written notice thereof.

SECTION 11:

    HYDROGEN SULPHIDE. Tests to determine hydrogen sulphide content shall be made whenever necessary, but not oftener than two (2) times during any calendar year, to determine whether the gas meets the requirements of Article VII,
Section 1 (d) hereof. Such test shall be made at the expense of the Buyer. Seller shall have the right to witness and verify all tests.

SECTION 12:

    DATA TO BE PROVIDED TO SELLER. Buyer shall provide Seller with all information, data, test results, reservoir information, etc, immediately upon receipt of same by Buyer, to the end that at all times Seller shall have all information relative to its wells that is available to Buyer.

                                      ARTICLE IX
                                  PRICE AND PAYMENT

SECTION 1:

    (a) Buyer shall pay the Seller on or before the 25th day of each month for gas volumes delivered and actually taken in the preceding month. If during any calendar month Seller has available for delivery 125% of the DCQ and Buyer does not take a total volume of gas equal to the DCQ multiplied by the number of days in said calendar month, then, on or before the 25th day of the succeeding month Buyer shall pay Seller, as take-or-pay payment, the value of such volume of gas not taken. If Buyer shall have taken a total volume of gas in excess of the DCQ multiplied by the number of days in any calendar month, and if said excess has not been credited to make up of deficiencies pursuant to Article IV, Section 4(a) hereof, then Buyer shall be entitled to credit such excess against any deficiency in take occurring in any subsequent month in the same calendar year.

    (b) The price to be paid by the Buyer to the Seller for gas delivered to the Buyer at the delivery point or for take or pay payments shall be in
    U. S. funds and shall be at all times equivalent to the Canadian Border price for gas produced in Alberta and delivered to Buyer at the Canadian-Montana border at Aden, Alberta. Proper adjustments shall be made monthly for Pressure Base,

    BTU Content, (none required at present since this Contract and the Canadian Border price are both stated at 14.73 psia and 1000 BTU), and currency adjustment between Canandian and U. S. currency. The currency adjustment shall be based on the arithmetic average of the daily exchange rate of Canadian currency and United States currency as published at Twelve O'clock (12:00) noon by the Royal Bank of Canada at the City of Ottawa.

         In the event deliveries of gas produced in Alberta at the Aden border export point cease but Buyer continues to import gas produced in Alberta at the Carway border export point, then the Canadian Border price at Carway will determine the price hereunder.

    (c) If the gas delivered hereunder has a gross heating value of less than one thousand (1,000) BTU per cubic foot, then the price payable for such gas shall be reduced. If the gas has a gross heating value of more than one thousand (1,000) BTU per cubic foot, then the price payable for such gas shall be increased. Such reduced or increased price shall be determined by multiplying the price otherwise payable by a fraction, the numerator of which is the actual gross heating value of the gas delivered, express in BTU per cubic foot, and the denominator of which is one thousand (1,000); provided, however, such fraction shall not exceed 12/10 even though the gross heating value of the gas is found to be in excess of one thousand two hundred (1,200) BTU per cubic foot.

 SECTION 2:

    (a) If Buyer ceases to import gas produced in the Province of Alberta, then the price per MCF to be paid pursuant to Section 1 of this Article IX shall, upon demand by either party, be renegotiated, effective the day Canadian gas produced in Alberta ceases to flow into Buyer's Montana system, pursuant to the provisions of this Section. Either party shall also have the right to demand renegotiation, pursuant to this Section, on the second (2nd) anniversary date following the date on which gas produced in Alberta ceases to flow into Buyer's Montana system and on each second anniversary date thereafter.

    (b) Upon demand made at least six (6) months but not more than ten (10) months prior to the second (2nd) "anniversary date", and/or at least six
    (6) months but not more than ten (10) months prior to the "anniversary date" of each second (2nd) year thereafter, as appropriate, the parties shall renegotiate the price to be paid pursuant to this Contract. Failure to make the demand within the times allowed shall be deemed a waiver of the right to renegotiate.

    (c) Such renegotiation shall arrive at the fair market price of the gas hereunder based upon similar sales of gas, irrespective of whether such sales are delivered or wellhead sales, for ultimate delivery to pipeline transmission companies or upon sales of gas derived from field sales of gas to pipeline transmission companies, produced from fields and reservoirs located in the State of Montana. In determining the fair market price, all pertinent factors, such as point of delivery, cost of gathering, quality, quantity and delivery pressure, shall be considered and given due weight.

         If the parties are successful in negotiating a price, as provided above, said price shall become effective on the "anniversary date" for which such price renegotiation is requested.

    If the parties are unable to agree upon such fair market price by sixty
(60) days prior to the appropriate "anniversary date", then either party shall have the right to refer the matter to arbitration to determine the price of gas to be delivered hereunder.

    Upon written demand of either party, the parties shall meet and attempt to appoint a single arbitrator. If the parties are unable to agree on a single arbitrator, then upon written demand of either party and within ten (10) days of such demand, each party shall name an arbitrator; and the two arbitrators so named shall within ten (10) days therafter choose a third. If either party shall fail to name an arbitrator within ten (10) days from the date of such demand, then the second arbitrator shall be appointed by the American Arbitration Society. If the two arbitrators shall fail within ten (10) days from their appointment to agree upon and appoint the third arbitrator, then upon written application by either party such third arbitrator shall be appointed by the American Arbitration Society.

    The arbitrator or arbitrators selected to act hereunder shall be qualified by education and training to determine the appropriate price for gas delivered hereunder.

    The single arbitrator or the arbitrators so chosen shall proceed immediately to determine the price for gas delivered hereunder. The cecision of the single arbitrator shall be made within thirty (30) days after his appointment, subject to any reasonable delay due to unforeseen circumstances. The decision of the arbitrators, or a majority of them, shall be made within forty-five (45) days after the appointment of the third arbitrator, subject to any reasonable delay due to unforeseen circumstances. Notwithstanding the foregoing, in the event the single arbitrator fails to make a decision within sixty (60) days after his appointment or if the arbitrators, or a majority of them, fail to make a decision within sixty (60) days after the appointment of the third arbitrator, then either party may elect to have a new single arbitrator or arbitrators chosen in like manner as if none had previously been selected.

    The decision of the single arbitrator or the decision of the arbitrators, or a majority of them shall be drawn up in writing and signed by the single arbitrator or by the arbitrators, or a majority of them and shall be final and binding upon the parties as to the price of gas delivered hereunder, effective on the "anniversary date" for which such price renegotiation was requested.

    The compensation and expenses of the single arbitrator shall be paid in equal proportions by Buyer and Seller.

    If each party has named an arbitrator, and the third has been appointed as provided herein, the compensation and expenses of such arbitrator shall be paid by the party appointing him or in whose behalf such arbitrator was appointed, and the compensation and expenses of the third arbitrator shall be paid in equal proportions by Buyer and Seller.

SECTION 3:

    On or before the fifteenth (15th) day of each calendar month after deliveries of gas are commenced hereunder, the Buyer shall render to Seller a statement showing the amount of gas delivered during the preceding calendar month, together with sufficient information to explain and support any adjustment by the Buyer with respect to the value of gas delivered in determining the amounts stated to be due. Payment shall be made by Buyer to Seller on or before the twenty-fifth (25th) day of said month.

SECTION 4:

    Seller shall have, upon request within one (l) year after receipt of the statement referred to in Section 3 of this Article IX, the right to examine the meter charts and computations upon which such statements are based. If the Seller deems such charts for computations to be inaccurate, Seller may protest the statement within one (l) year of the examination thereof, and may request a check to be made of the meter installed pursuant to Article VIII hereof. Any statement not protested within one (l) year of the examination of meter charts and computations thereof shall be deemed to be correct. The Buyer shall make current meter charts available to the Seller for examination.

                                      ARTICLE X

                               SELLER'S REPRESENTATIONS

SECTION 1:

    AGREEMENT. Seller represents and warrants that it is the purchaser of and has the right to sell gas to be produced from the land described in Schedule "A" and agrees to maintain its purchase contracts in full force and effect, at its own expense.

SECTION 2:

    WELLS. Seller's gathering system and the wells connected thereto shall be equipped and operated as required to meet the Quality provisions of Article VII hereof and shall be maintained in good operating condition, in accordance with approved practices, without cost to Buyer. In the event liquids exist, requiring separation from the gas, then Seller agrees to install, operate, and maintain, without cost to Buyer, such liquid removal equipment operated at normal temperatures, as may be necessary to separate such liquids from the gas.

SECTION 3:

    NOTICE TO BUYER. Seller will advise Buyer, at the earliest possible date, its best estimate of the initial delivery date of gas from any new wells connected to Seller's gathering system.

                                      ARTICLE XI

                                     TITLE TO GAS

    Seller warrants that it has title to all gas delivered to Buyer under this Contract and that Seller has authority to sell the same, and Seller agrees to indemnify and save Buyer harmless from any and all suits, claims, and liens of whatsoever nature relating to such gas or the title thereto. If the title to any property or interest in any property from which gas is purchased by Seller and sold to Buyer hereunder shall at any time be involved in litigation, Buyer shall have the right to withhold (invested in certificates of deposit, short-term government securities or similar obligations or deposited in an interest bearing account, such interest to be paid along with the principal sum) the proceeds payable for the gas produced from the particular property or interest in property in litigation during the period of such litigation or until Seller shall furnish a bond, in form and with sureties acceptable to Buyer, conditioned to save Buyer harmless.

    If it should be finally determined that there is a defect in Seller's right to or ownerhsip of the gas to be sold hereunder, Seller shall, with reasonable promptness, attempt to remedy such defect. Until the defect to such title shall have been remedied, Buyer shall have the right either to refuse to accept deliveries of gas hereunder and withhold (invested in certificates of deposit, short-term government securities or similar obligations or deposited in an interest bearing account, such interest to be paid along with the principal sum) the proceeds otherwise payable to Seller hereunder.

    Title to the gas delivered hereunder shall pass to the Buyer at the Delivery Point.

                                     ARTICLE XII

                                    FORCE MAJEURE

If either party to this Contract shall fail to perform any obligation hereby imposed upon it and such failure shall be caused, or materially contributed to by acts of God, strikes, lockouts, or other industrial disturbances in the operation of Seller or Buyer or their customers, acts of enemies of the State, sabotage, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, floods, storms, fires, washouts, arrests and restraints of rulers and people, civil disturbances, explosions, breakage of or accident to machinery or lines of pipe, hydrate obstructions to lines of pipe, temporary failure of gas supply, freezing of wells or delivery facilities, well blowouts, craterings, inability to obtain pipe, materials or equipment, the order of any court or governmental authority, or by any act or omission which is occasioned by any event or occurrence of the character described in this Article XII as constituting force majeure, or by the necessity for making repairs to or reconditioning wells, a gas processing plant, machinery, equipment, or pipe lines, not resulting from the fault or negligence of such party, or by any other cause, whether of the kind herein enumerated or otherwise, all such causes being beyond control of the party invoking this Article and being such that by the exercise of due diligence such party could not have prevented, such failure shall not give rise to any cause of action based on breach of the obligations to such party hereunder, but such party shall use reasonable diligence to put itself again in a position to carry out its obligations hereunder. Nothing contained herein shall be construed to require either party to settle a strike or lockout by acceding against its judgment to the demands of opposing parties.

    No such cause affecting the performance of the Contract by either party shall continue to avoid a cause of action after the expiration of a reasonable period of time within which by the use of due diligence such party could have remedied the situation preventing its performance, nor shall any such cause relieve either party from its obligation to make payment of amounts then due hereunder for gas already delivered nor shall any such cause avoid a cause of action unless such party shall give notice of such cause in writing to the other party with reasonable promptness; and like notice shall be given upon termination of such cause.

    For purposes of determining the occurrence of performance of obligations under this agreement, it is mutually agreed that, during a period of force majeure, the party affected shall be deemed to have performed all of its obligations as if it had delivered or purchased the gas required to be delivered or purchased during said period.

                                     ARTICLE XIII

                                         TERM

SECTION 1:

    This Contract shall become effective on the Effective Date hereof and shall continue in effect for a period of fifteen (15) Contract Years (initial term) from the date of initial delivery of gas hereunder and thereafter from year to year until cancelled by one (1) year's written notice from one party to the other.

                                     ARTICLE XIV

                                    MISCELLANEOUS

SECTION 1:

    NOTICES.   Notices to Buyer shall be addressed to:

              The Montana Power Company
              40 East Broadway
              Butte, Montana 59701

Notices to Seller shall be addressed to:

              Cascade Gas Co.
              P. O. Box 577
              Shelby, Montana 59474

    Either party may change its address under this Section at any time upon written notice.

SECTION 2:

    REGULATORY JURISDICTION. This Contract is subject to all valid legislation and to all valid present and future orders, rules, and regulations of duly constituted authorities having jurisdiction.

    Should Buyer propose to transport, sell or use gas purchased hereunder in such a manner that would, in Seller's opinion, subject Seller to jurisdiction of the Federal Power Commission with respect to Seller's performance of this Agreement, Seller may terminate this Agreement prior to consummation of such proposals of Buyer upon written notice of such termination to Buyer. Such notice must be given to Buyer not more than thirty (30) days after Buyer provides Seller with written notice of any such proposal; provided Buyer shall not inaugurate any such proposals prior to the effective date of any termination Seller may elect pursuant to this paragraph. After any such termination, Seller shall not sell or contract to sell such gas under circumstances which would render Seller subject to jurisdiction of the Federal Power Commission respecting such sale or contract without first offering the gas to Buyer on the same terms, which offer shall be in writing and shall be open for thirty (30) days after given. Thereafter, unless such offer is accepted within said time, Seller may sell or contract to sell such gas to any person.

SECTION 3.

    This Contract shall bind and inure to the benefit of the parties hereto, their successors and assigns.

SECTION 4:

    EASEMENTS. Seller hereby grants and assigns to Buyer all requisite easements and rights-of-way over, across and under any of the land covered hereby that Seller has the right so to do under the terms of the Agreement covering such lands, and the right to perform thereon any acts necessary or convenient in carrying out the terms of this Contract and Buyer's obligations hereunder.

SECTION 5.

    TITLES. The numbering and titling of particular provisions of the Contract is for the purpose of facilitating administration and shall not be construed as having any substantive effect on the terms of this Contract.

SECTION 6.

    INTERPRETATION. The terms of this Contract shall be construed according to the laws of the State of Montana.

SECTION 7.

    The effective date of this Contract is the day and date first above written.

SECTION 8.

    SEVERABILITY. The various articles, sections, provisions and clauses of this Contract are severable. The invalidity of any portion hereof shall not affect the validity of any other portion of nor the entire Contract.

SECTION 9.

    TIME. Time is of the essence in this Agreement.

SECTION 10.

    PAYMENT. All take-or-pay payments or payments for gas taken shall be made to:

                        Cascade Gas Co.
                        P. O. Box 577
                        Shelby, Montana 59474

SECTION 11:

    EXECUTED at Butte, Montana, the day and year first above written.


                                                 THE MONTANA POWER COMPANY

                                                 By /s/ [ILLEGIBLE]
                                                   -----------------------
ATTEST:

/s/ F.A. McElwain
-----------------------------------
ASSISTANT SECRETARY
                                                      BUYER

    EXECUTED at Shelby, Montana, as of the day and year first above written.

                                            CASCADE GAS CO.

ATTEST:                                     By /s/ Jerry L. Branch
                                               --------------------------



/s/ [ILLEGIBLE]
---------------------------
ASSISTANT SECRETARY
                                                       SELLER

                    SCHEDULE A

          A part of the Delivered Gas Purchase
          Contract dated February 23, 1977,
          between The Montana Power Company as
          Buyer and Cascade Gas Co. as Seller.





               DESCRIPTION OF LANDS

               Toole County, Montana

          Township 34 North, Range 2 West
          Section 14, 15, 16, 20, 21, 22, 23, 26,
          27, 28, 29, 32, 34 and 35

          Township 33 North, Range 2 West
          Sections 3 and 4

                             [LETTERHEAD]

                       LETTER AGREEMENT AMENDING

                         GAS PURCHASE CONTRACT


                                            March 9, 1982


Cascade Gas Company
P. O. Box 577
Shelby, MT 59474

Gentlemen:

Please refer to that certain Delivered Gas Purchase Contract dated February 23, 1977 (hereinafter called the "Contract") by and between The Montana Power Company (hereinafter called "Buyer") and Cascade Gas Company (hereinafter called "Seller").

    Because Cascade Gas Company has obtained the rights to produce gas from lands not originally covered by the Contract, and as a consequence The Montana Power Company will receive an additional gas supply, The Montana Power Company hereby proposes to amend the Contract as follows, subject to the terms and conditions hereinafter set forth:

    1.   SCHEDULE A

         Add T33N-R2W - All Sections
         Add T33N-R3W - Sections 23, 24, 25, 26, 35, 36

    2. Whenever Seller's deliverability reaches 1000 MCFD or more under the Contract then whenever it appears in the Contract, Seller's obligation to deliver 125% of the DCQ shall be changed to 150% and Buyer's right to reduce the DCQ to 80% of average daily volume of gas shall be changed to 66-2/3%.

    3. Whenever Seller's deliverability is less than 1000 MCFD under the Contract then Seller's obligation to deliver 125% of the DCQ and Buyer's right to reduce the DCQ to 80% of average daily volume of gas shall be reinstated. In this case Buyer will use its best efforts to take delivery of all the gas Seller is capable of delivering.

Page Two
LETTER AGREEMENT AMENDING
GAS PURCHASE CONTRACT

    4. Under no circumstances will the Buyer be required to conduct a deliverability test during the month of June, July and August under the Contract.

    5. These contract amendments will be effective October 1, 1981. These amendments make no changes to the Contract other than those specified herein.

If these contract amendments are satisfactory, please signify your acceptance by signing in the space provided and return the "Montana Copy" to me.


                                       THE MONTANA POWER COMPANY
                                       BY: /s/ R.P. Madison
                                           -----------------------
                                       TITLE: MGR, GAS SUPPLY
                                              --------------------

AGREED TO AND ACCEPTED
CASCADE GAS COMPANY

BY: /s/ Jerry L. Branch
    -----------------------------
TITLE: Manager
      --------------------------
DATE: April 23, 1982
     ---------------------------

                                     AMENDMENT TO

                           DELIVERED GAS PURCHASE CONTRACT

                               Dated February 23, 1977

                               Cascade Gas Co. - Seller

                          The Montana Power Company - Buyer

    THE UNDERSIGNED, CASCADE GAS CO. (hereinafter SELLER) and THE MONTANA POWER COMPANY (hereinafter BUYER), in consideration of the mutual benefits to accrue to each Party, do hereby agree that that certain Delivered Gas Purchase Contract between the Parties hereto, dated February 23, 1977, is hereby amended as follows:

                                          I.

    The amendments herein set forth shall be applicable as of 8:00 o'clock A.M. on March 20, 1986.

                                         II.

    Section 1, Delivery Pressure, of Article VI, Delivery Pressure and Delivery Points, appearing on pages 13 and 14 of said Contract of February 23, 1977 shall be deleted in its entirety and the following inserted in place thereof:

"Section 1:

    DELIVERY PRESSURE. Delivery by Seller of gas shall be made at a pressure that is sufficient to effect delivery of gas into Buyer's pipeline but not in excess of one thousand (1,000) pounds per square inch. However, Buyer agrees that it will not operate its pipeline at a pressure greater than eight hundred
(800) pounds per square inch unless Buyer gives Seller one (1) year's advance written notice of the need to increase the pipeline pressure to more than eight hundred (800) pounds per square inch (but not more than one thousand (1,000) pounds per square inch) and, pursuant to such written notice Buyer does, in fact, at the stated time increase its pipeline pressure to the pressure set forth in the written notice. Maintenance by Seller of sufficient pressure to enter Buyer's pipeline shall be a condition of Buyer's obligation to purchase and receive from Seller the quantities of gas specified in Article III hereof."

                                         III.

    Sections 1 and 2 of Article IX, Price and Payment, beginning on page 22 and continuing to page 27 of said Contract of February 23, 1977, shall be deleted in their entirety and the following inserted in place thereof:

    "SECTION 1:

         (a) Buyer shall pay the Seller on or before the 25th day of each month for gas volumes delivered and actually taken in the preceding month. If during any calendar month Seller has available for delivery 125% of the DCQ and Buyer does not take a total volume of gas equal to the DCQ multiplied by the number of days in said calendar month, then, on or before the 25th day of the succeeding month Buyer shall pay Seller, as take-or-pay payment, the value of such volume of gas not taken. If Buyer shall have taken a total volume of gas in excess of the DCQ multiplied by the number of days in any calendar month, and if said excess has not been credited to make up of deficiencies pursuant to
         Article IV, Section 4(a) hereof, then Buyer shall be entitled to credit such excess against any deficiency in take occurring in any subsequent month in the same calendar year.

         (b) The price to be paid by the Buyer to the Seller for gas delivered to Buyer at the delivery point or for take-or-pay payments, for the period of time expiring on December 31, 1987, shall be Two Dollars and 25/lOOths ($2.25) in U.S. funds per MCF.

         (c) If the gas delivered hereunder has a gross heating value of less than one thousand (1,000) BTU per cubic foot, then the price payable for such gas shall be reduced. If the gas has a gross heating value of more than one thousand (1,000) BTU per cubic foot, then the price payable for such gas shall be increased. Such reduced or increased price shall be determined by multiplying the price otherwise payable by a fraction, the numerator of which is the actual gross heating value of the gas delivered, expressed in BTU per cubic foot, and the denominator of which is one thousand (1,000); provided, however, such fraction shall not exceed 12/10 even though the gross heating value of the gas is found to be in excess of one thousand two hundred (1,200) BTU per cubic foot.

    SECTION 2:

         (a) Either party shall have the right to demand renegotiation of the price to be paid for gas hereunder as hereinafter provided.

         (b) Upon demand made at least six (6) months but not more than ten
         (10) months prior to the anniversary date of January 1, 1988, and/or at least six (6) months but not more than ten (10) months prior to each second anniversary date thereafter (i.e., January 1, 1990, et seq.), the parties shall renegotiate the price to be paid pursuant to this Contract. Failure to make the demand within the times allowed shall be deemed a WAIVER OF THE right to renegotiate.

         (c) Such renegotiation shall arrive at the fair market price of the gas hereunder based on similar sales of gas, irrespective of whether such sales are delivered or wellhead sales, for ultimate delivery to pipeline transmission companies or upon sales of gas derived from field sales of gas to pipeline transmission companies, produced from fields snd reservoirs located in the State of Montana. In determining the fair market price, all pertinent facts, such as point of delivery, cost of gathering, quality, quantity and delivery pressure, shall be considered and given due weight.

         If the parties are successful in negotiating a price, as provided above, said price shall become effective on the "anniversary date" for which such price renegotiation is requested.

         If the parties are unable to agree upon such fair market price by sixty (60) days prior to the appropriate "anniversary date", then either party shall have the right to refer the matter to arbitration to determine the price of gas to be delivered hereunder. If written demand for arbitration is not delivered or mailed, certified mail with postage prepaid, on or before November 15 prior to such "anniversary date", the right shall be deemed waived, and the price in effect on the "anniversary date" shall remain in effect.

         Upon written demand of either perty, the parties shall meet end attempt to appoint a single arbitrator. If the parties are unable to agree on a single arbitrator, then upon written demand of either party and within ten (10) days of such demand, each party shall name an arbitrator; and the two arbitrators so named shall within ten (10) days thereafter choose a third. If either party shall fail to name an arbitrator within ten (10) days from the date of such demand, then the second arbitrator shall be appointed by the American Arbitration Society. If the two arbitrators shall fail within ten (10) days from their appointment to agree upon and appoint the third arbitrator, then upon written application by either party such third arbitvator shall be appointed by the American Arbitration Society.

         The arbitrator or arbitrators selected to act hereunder shall be qualified by education and training to determine the appropriate price for gas delivered hereunder.

         The single arbitrator or the arbitrators so chosen shall proceed immediately to determine the price for gas delivered hereunder. The decision of the single arbitrator shall be made within thirty (30) days after his appointment, subject to any reasonable delay due to unforeseen circumstances. The decision of the arbitrators, or a majority of them, shall be made within forty-five (45) days after the appointment of the third arbitrator, subject to any reasonable delay due to unforeseen circumstances. Notwithstanding the foregoing, in the event the single arbitrator fails to make a decision within sixty (60) days after his appointment or if the arbitrators, or a majority of them, fail to make a decision within sixty (60) days after the appointment of the third arbitrator, then either party may elect to have a new single arbitrator or arbitrators chosen in like manner as if none had previously been selected.

         The decision of the single arbitrator or the decision of the arbitrators, or a majority of them, shall be drawn up in writing and signed by the single arbitrator or by the arbitrators, or a majority of them and shall be final and binding upon the parties as to the price of gas delivered hereunder, effective on the "anniversary date" for which such price renegotiation was requested.

         The compensation and expenses of the single arbitrator shall be paid in equal proportions by Buyer and Seller.

         If each party has named an arbitrator, and the third has been appointed as provided herein, the compensation and expenses of such arbitrator shall be paid by the party appointing him or in whose behalf such arbitrator was appointed, and the compensation and expenses of the third arbitrator shall be paid in equal proportions by Buyer and Seller."

                                         IV.

    Section 1 of Article XIII, Term, appearing on page 31 of said Contract of February 23, 1977, shall be deleted in its entirety and the following inserted in place thereof:

    "SECTION 1:

         This Contract shall become effective on the Effective Date hereof and shall continue in effect for a period of twenty-five (25) Contract Years (initial term) from the date of initial delivery of gas hereunder and thereafter from year to year until canceled by one (1) year's written notice from one party to the other. The twenty-five (25) Contract Years (initial term) shall expire on December 31, 2001."

                                          V.

    Schedule A attached to said Contract of February 23, 1977 shall be deleted in its entirety and the following inserted in place thereof:

                                     "SCHEDULE A

         A part of the Delivered Gas Purchase Contract dated February 23, 1977 between The Montana
         Power Company as Buyer and Cascade Gas Co. as
         Seller

                                 DESCRIPTION OF LANDS

    Toole County, Montana

         TOWNSHIP 34 NORTH, RANGE 1 WEST
         Sections: All (being 1 through 36 inclusive)

         TOWNSHIP 34 NORTH, RANGE 2 WEST
         Sections: All (being 1 through 36 inclusive)

         TOWNSHIP 34 NORTH, RANGE 3 WEST
         Sections E1/2 (being Sections 1, 2, 3, 10, 11, 12, 13
         14, 15, 22, 23, 24, 25, 26, 27, 34, 35, 36

         TOWNSHIP 33 NORTH, RANGE 1 WEST
         Sections: All (being 1 through 36 INCLUSIVE)

         TOWNSHIP 33 NORTH, RANGE 2 WEST
         Sections: All (being 1 through 36 inclusive)

         TOWNSHIP 33 NORTH. RANGE 3 WEST
         SECTIONS E1/2 (being Sections 1, 2, 3, 10, 11, 12, 13,
         14, 15, 22, 23, 24, 25, 26, 27, 34, 35, 36

         TOWNSHIP 32 NORTH, RANGE 1 WEST
         Sections: N1/2 (being Sections 1 through 18 inclusive)

         TOWNSHIP 32 NORTH. RANGE 2 WEST
         Sections: N1/2 (being sections 1 through 18 inclusive)

         TOWNSHIP 32 NORTH, RANGE 3 WEST
         Sections: NE1/4 (being Sections 1, 2, 3, 10, 11, 12,
         13, 14 & 15 inclusive)"

                                         VI.

    With respect to Articles III, IV and IX of the Delivered Gas Purchase Contract dated February 23, 1977, whenever reference is made to Seller's obligation to deliver 125% OF DCQ, SAID reference shall be changed to 150% of the DCQ. Likewise, whenever reference is made to Buyer's right to reduce the DCQ to 80% of average daily volume of gas, said reference shall be changed to 66 2/3%. The changes hereinabove specified shall be effective to and including December 31, 1987. Commencing January 1, 1988 and thereafter during the term of said Delivered Gas Purchase Contract, whenever reference is made to Seller's obligation to deliver 125% of the DCQ, said reference shall be changed to 133 1/3% of the DCQ and, likewise, whenever reference is made to Buyer's right to reduce the DCQ to 80% of AVERAGE DAILY volume of gas, said reference shall be changed to 75%.

                                         VII.

    Except as herein specifically modified, the terms and conditions of that certain Delivered Gas Purchase Contract, dated February 23, 1977, between the Parties hereto are hereby ratified and confirmed in all respects as being and remaining in full force and effect.

    IN WITNESS WHEREOF, the Parties hereto have caused execution of this Amendment to Delivered Gas Purchase Contract to be made as of the date hereinafter specified beside the execution of each party, but effective as provided in Paragraph I hereof.

                                       CASCADE GAS CO.

DATED:

May 2, 1986                            By /s/ Billy Froman
--------------------------                ---------------------------------
                                          Billy Froman, President


                                                      SELLER

                                       THE MONTANA POWER COMPANY


DATED:

5-12-86                                By /s/ David A. Johnson
--------------------------                ---------------------------------
                                          David A. Johnson
                                          Vice President, Gas Operations


                                                      BUYER

    State of Montana     )
                         : ss
    County of Toole      )



    On this 2nd day of May, 1986, before me, the undersigned, a Notary Public in and for the State of Montana, personally appeared BILLY FROMAN known to me to be the President of CASCADE GAS CO., and acknowledged to me that he executed the foregoing document for and on behalf of said corporation.

    IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year first hereinabove written.


                                       /s/ Loretta J. Schoenduller
                                       --------------------------------------
                                       Notary Public for the State of Montana
                                       Residing at Shelby, MT
                                       My Commission expires 1/22/89


State of Montana        )
                        : ss
County of Silver Bow    )


    On this 12th day Of May, 1986, before me, the undersigned, a Notary Public in and for the State of Montana, personally appeared DAVID A. JOHNSON, known to me to be the Vice President, Gas Operations, of THE MONTANA POWER COMPANY, a corporation, and acknowledged to me that he executed the foregoing document for and on behalf of said corporation.

    IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year first hereinabove written.

/s/ Terrence O. Wisner
--------------------------------------
Notary Public for the State of Montana
Residing at Butte, Montana
My Commission expires 11-13-87

                           RELEASE AND SETTLEMENT AGREEMENT

    THIS AGREEMENT, Made, entered into and effective as of the date hereinafter provided is by and between CASCADE GAS CO. hereinafter FIRST PARTY, and THE MONTANA POWER COMPANY, hereinafter SECOND PARTY,

                                     WITNESSETH:

    WHEREAS, a controversy exists between the Parties as to amounts of money allegedly owed by Second Party to First Party, said controversy having arisen by differences in interpretation of the effect of the provisions of Section 110 of the Natural Gas Policy Act of 1978 when applied to the terms of that certain Delivered Gas Purchase Contract dated February 23, 1977 (wherein First Party appears as Seller and Second Party appears as Buyer), and

    WHEREAS, without admission by either Party of the validity of the position advanced by the other, the Parties hereto have agreed to compromise and resolve all of said disputed issues in the manner hereinafter set forth,

    NOW, THEREFORE, in consideration of the payments and performances hereinafter provided to be made, and the mutual agreements and releases as hereinafter set forth, the Parties do hereby agree as follows:

                                          I.

    Second Party agrees to pay to First Party the sum of Five Hundred Sixty-five Thousand Nine Hundred Seventy-five and no/lOOths Dollars ($565,975.00) payable as follows:

    (A) The sum of One Hundred Twenty-three Thousand Seven Hundred Twenty-five and no/lOOths Dollars ($123,725.00) payable simultaneously with execution hereof, receipt of which is hereby acknowledged;

    (B) The sum of Four Hundred Forty-two Thousand Two Hundred Fifty and no/lOOths Dollars ($442,250.00) payable in nineteen (19) monthly installments, without interest, beginning with an installment due June 15, 1986, with subsequent installments due on the 15th day of each month thereafter, through and including November 15, 1987, and the final installment due December 27, 1987. Each of the first eighteen
         (18) monthly installments shall be calculated as follows:

      (i) Fifty cents ($.50) per mof times the first 1,450 mcfd of gas delivered to Second Party by First

              Party during the preceding calendar month; provided, however, that in the event total deliveries during any calendar month shall be less than an average of 1,450 mcfd for said month, then the payment shall be calculated upon the DCQ then in effect or 1,450 mcfd, whichever is the lesser.

              In the further event that any monthly payment so calculated should be less than an amount calculated at the rate of fifty cents (5.50) per mcf times 1,450 mcfd, then the underpayment shall be carried forward into the next succeeding month or months, as necessary, so that said underpayment will be made up against gas delivered in each subsequent month or months wherein deliveries exceed the average of 1,450 mcfd.

     (ii) Any remaining unpaid balance of said sum of Four Hundred Forty-two Two Hundred Fifty Dollars and no/lOOths Dollars ($442,250.00) will be paid in the final monthly installment due December 27, 1987.

    (iii)     Recoupment of underpayments pursuant to subparagraphs (i) and
              (ii) above shall be permitted only so long as First Party complies with the best efforts provisions of Paragraph II hereinafter set forth. In the event First Party does not comply with the provisions of Paragraph II hereof, Second Party shall not be obligated to pay the underpayment amounts referred to in subparagraphs (i) and (ii) above.

                                         II.

    First Party agrees that, during the period of time from effective date hereof to and including December 31, 1987, it will manage and operate the Cascade Gas Go. compressor ano related facilities in a good and workmanlike manner, in accordance with accepted oil and gas field practices, to the end that it shall exercise absolute good faith to attempt to deliver to Second as Second Party, from time to time, the rights granted Second Party under the terms of the Delivered Gas Purchase Contract dated February 23, 1977. It is the intent of this Paragraph II that First Party will exercise all good faith in delivery of volumes of properly requested gas and will not unilaterally attempt, by any means, to reduce the volumes of delivered gas below those properly requested by Second Party pursuant to said Delivered Gas Purchase Contract. Both Parties recognize that mechanical breakdowns, shutdowns for normal maintenance and repair, factors that constitute items of force majeure under said contract or other similar causes can or might interrupt delivery of requested gas volumes by First Party. Such type of interruptions shall not be deemed to be in contravention of First Party's good faith obligations herein set forth.

                                         III.

    Second Party shall, simultaneously with execution hereof, assign and convey unto First Party, without warranty of title and without warranty of fitness for use, all right, title and interest in and to that portion of a certain gas pipeline, together with attendent rights-of-way or easements, more particularly described as follows, to-wit:

The portion of a certain gas pipeline which originates in
Section 30, Township 34 North, Range 2 West; thence proceeding southeasterly through Sections 29, 32 and 33, Township 34 North, Range 2 West; thence proceeding on into
Sections 3, 4 and 10 of Township 33 North, Range 2 West,
Toole County, Montana.

    First Party shall be solely responsible for payment of personal property taxes for the year 1986 and all years subsequent thereto attributable to the above referenced portion of said gas pipeline, or if appropriate, will reimburse Second Party for such taxes for the year 1986.

    First Party further agrees to hold harmless and indemnify Second Party of and from any and all liability of whatsoever nature arising from or attributable to First Party's usage of said gas pipeline from and after the effective date hereof.

                                         IV.

    Except for the payments and performances herein above set forth to be made and performed by each respective Party hereto, the Parties do hereby agree that all of the claims heretofore existing by either Party against the other arising by virtue of the application of the provisions of Section 110 of the Natural Gas Policy Act of 1978 to the Delivered Gas Purchase Contract dated February 23, 1977 are hereby fully and finally compromised and settled in all respects. Each Party does hereby relieve, release and discharge the other Party of and from any and all claims heretofore existing or alleged to exist, contingent or accrued, of any nature whatsoever relative to or arising under or out of the application of the provisions of Section 110 of the Natural Gas Policy Act of 1978 to the Delivered Gas Purchase contract dated February 23, 1977, and each Party agrees to indemnify and hold the other Party harmless of and from any and all liability arising from any such claims.

                                          V.

    This Release and Settlement Agreement shall be effective as of the date of execution hereof by the last of the Parties signatory hereto.

    IN WITNESS WHEREOF, the Parties hereto have caused execution of this Release and Settlement Agreement to be made as of the date hereinafter specified beside the execution of each Party.

                                       CASCADE GAS CO.


DATED:

May 2, 1986                            By /s/ Billy Froman
--------------------------                ---------------------------------
                                          Billy Froman, President


                                                 FIRST PARTY

                                       THE MONTANA POWER COMPANY


DATED:

5-12-86                                By /s/ David A. Johnson
--------------------------                ---------------------------------
                                          David A. Johnson
                                          Vice President, Gas Operations


                                                 SECOND PARTY

    State of Montana    )
                        : ss
    County of Toole     )

    On this 2nd day of May, 1986, before me, the undersigned, a Notary Public in and for the State of Montana, personally appeared BILLY FROMAN, known to me to be the President of CASCADE GAS CO. and acknowledged to me that he executed the foregoing document for and on behalf of said corporation.

    IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year first hereinabove written.


                                       /s/ Loretta J. Schoenduller
                                       --------------------------------------
                                       Notary Public for the State of Montana
                                       Residing at Shelby, MT
                                       My Commission expires 1/22/89


State of Montana        )
                        : ss
County of Silver Bow    )



    On this 12th day Of May, 1986, before me, the undersigned, a Notary Public in and for the State of Montana, personally appeared DAVID A. JOHNSON, known to me to be the Vice President, Gas Operations, of THE MONTANA POWER COMPANY, a corporation, and acknowledged to me that he executed the foregoing document for and on behalf of said corporation.

    IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year first hereinabove written.

                                       /s/ Terrence O. Wisner
                                       --------------------------------------
                                       Notary Public for the State of Montana
                                       Residing at Butte, Montana
                                       My Commission expires 11-13-87

[LETTERHEAD]


                                       December 18, 1986


Cascade Gas Company
P. O. Box 488
Cut Bank, MT 59427

Gentlemen:

    Please refer to that certain Gas Purchase Contract dated February 23, 1977, as amended (hereinafter referred to as the "Contract") by and between The Montana Power Company (hereinafter referred to as "Buyer") and Cascade Gas Company (hereinafter referred to as "Seller").

    Buyer and Seller have agreed to amend the Price and Quantity sections of the Contract as the result of an agreement between the parties whereby Seller buys gas from Buyer and redelivers said gas to Buyer at the Contract delivery point.

AGREEMENT

    In consideration of the representations and promises stated in this Letter Agreement, Seller and Buyer agree to amend the Contract effective October 1, 1986 as follows:

    1.   ARTICLE IV QUANTITY OF GAS

         Add the following Section 6:

         Section 6:

         LIMITATION UPON GAS GATHERED BY SELLER FOR BUYER.
         Seller has agreed by separate Gathered Gas Purchase Contract dated October 1, 1986 (hereinafter referred to as "Gathered Contract") to gather and compress gas for the Buyer from the Buyer's existing gathering system in the Kevin area. This gas is to be delivered to Buyer in a common stream with Seller's gas under the Contract. The gas delivered to the Buyer by the Seller that was originally delivered to the Seller by the Buyer under the Gathered Contract will not be viewed as production by Seller at anytime, including production test periods and the subsequent calculation of the Contract DCQ.

Cascade Gas Company
Gas Purchase Contract
Dated February 23, 1977

    2.   ARTICLE IX. PRICE AND PAYMENT

         Delete Section 1, paragraph (b) of the Contract amendment that was effective on March 20, 1986 and replace it with the following:

         b. PRICE

           (i) AMOUNT TO BE PAID FOR BUYER'S GAS DELIVERED BY SELLER. From the effective date hereof, and thereafter as specified in the Gathered Contract, the price to be paid by the Buyer to the Seller for gas originally sold to the Seller under said Gathered Contract and subsequently redelivered to the Buyer at the Contract delivery point shall be (in U.S. funds) the amount specified in Article V of the Gathered Contract.

                   This gas will always represent the first increment that is purchased and payment will be based on Buyer's meters in accordance with the Gathered Contract.

          (ii)     AMOUNT TO BE PAID FOR SELLER'S PRODUCTION.
                   From the effective date hereof, and thereafter until January 1, 1988, the price to be paid by the Buyer to the Seller for gas from Seller's production delivered to the Buyer at the delivery point or for take-or-pay payment shall be (in U.S. funds) two dollars and twenty five cents ($2.25) per Mcf.

    These contract amendments will become effective on October 1, 1986.

    Please signify your acceptance by signing in the space provided below and return the fully executed "Montana Copy" to John Smith.

                                       THE MONTANA POWER COMPANY


                                       BY /s/ David A. Johnson
                                          -----------------------------------
                                          Vice President, Gas Supply

AGREED TO AND ACCEPTED

CASCADE GAS COMPANY

BY /s/ [ILLEGIBLE]
   ----------------------------------------
DATE September 18, 1987
     --------------------------------------

[LETTERHEAD]

                                       April 12, 1988

Adobe Gas Gathering & Processing Co.
300 West Texas, Suite 1100
Midland, Texas 79701-9990

Gentlemen:

    Please refer to that certain Gas Purchase Contract dated February 23, 1977, as amended (hereinafter referred to as the "Contract") between The Montana Power Company (hereinafter referred to as "Buyer") and Adobe Gas Gathering & Processing Company (hereinafter referred to as "Seller").

    Buyer and Seller have agreed to amend the Seller's Obligations, Quantity of Gas, Price and Payment and Schedule A Sections of the Contract as the result of a price renegotiation that is effective January 1, 1988.

AGREEMENT:

    In consideration of the representations and promises stated in this Letter Agreement, Buyer and Seller agree to amend the Contract effective January 1, 1988 as follows:

1. ARTICLES III, IV AND IX

    With respect to Articles III, IV and IX of the Contract, whenever reference is made to Seller's obligation to deliver 133-1/3% of DCQ, said reference shall be changed to 125% of the DCQ. Likewise, whenever reference is made to Buyer's right to reduce the DCQ to 75% of average daily volume of gas, said reference shall be changed to 80%. The changes hereinabove specified shall be effective from January 1, 1988 to and including December 31, 1989. Commencing January 1, 1990 and thereafter during the term of said Contract, whenever reference is made to Seller's obligation to deliver 125% of the DCQ, said reference shall be changed to 133-1/3% of the DCQ and, likewise, whenever reference is made to Buyer's right to reduce the DCQ to 80% of average daily volume of gas, said reference shall be changed to 75%.

2. ARTICLE IV

Add the following paragraph to Section 5:

    (c) MONTHLY NOMINATIONS. Buyer shall nominate monthly for a volume of gas to be delivered by Seller at the delivery point. When calculating whether Buyer has complied with the obligation to purchase the Annual Contract Volume under this Contract, Buyer will take credit for the greater of the volume of gas nominated by Buyer or the volume of gas delivered by Seller. The determination as to whether the Seller has delivered the volume of gas requested by Buyer is done on a monthly basis.

3. ARTICLE IX

    Delete paragraphs (a) and (b) of Section 1 and replace them with the following:

    SECTION 1:

    (a) Buyer shall pay the Seller monthly for gas volumes delivered and actually taken in the preceding month. Buyer shall pay Seller for all deficiency volumes on or before the 25th day of February in the year following the year in which a deficiency volume occurred. The payment shall equal the deficiency volumes times the average unit price applicable in the preceding year. A deficiency volume is calculated by subtracting the greater of purchased volumes or nominated volumes from the Annual Contract Volume. If the nominated volume or purchased volume exceeds the Annual Contract Volume, a deficiency has not occurred.

    (b) The price to be paid by the Buyer to the Seller for gas delivered to the Buyer at the delivery points or for take-or-pay payment shall be two dollars and ten cents ($2.10) per MCF with no escalation. No adjustment to this price will be made to provide for reimbursement of production-related taxes or any other NGPA Section 110 add-ons.

4. SCHEDULE A.

Add the following lands to Schedule A:

    Township 35 North, Range 2 West: All Sections
    Township 35 North, Range 1 West: All Sections
    Township 35 North, Range 1 East: All Sections
    Township 34 North, Range 1 East: All Sections

Delete the following lands from Schedule A:

    Township 32 North, Range 2 West, Sections: N 1/2
    (being sections 1 through 18 inclusive).

    Township 32 North, Range 3 West, Sections: NE 1/4
    (being sections 1, 2, 3, 10, 11, 12, 13, 14, and 15 inclusive).

                                       THE MONTANA POWER COMPANY

                                       BY: /s/ David A. Johnson
                                           ---------------------------------
                                           Vice President, Gas Operations

AGREED TO AND ACCEPTED:

Adobe Gas Gathering & Processing Company

BY /s/ [ILLEGIBLE]
   -------------------------
TITLE President
      ----------------------
DATE: 4-23-88
      ----------------------

                         Northland Royalty Operating Company
[GRAPHIC]                         3030 4th Avenue North
                               Billings, Montana 59101
                                    (406) 259-5400
                                   Fax(406) 259-7345

                                                                  April 28, 1992
Mr. Douglas R. Mann
Great Falls Gas Company
P.O. Box 2229
Great Falls, MT 59403-2229

Dear Mr. Mann,

    Please refer to that certain Gas Purchase Contract dated February 23, 1977, as amended, (hereinafter referred to as the "Contract") between the Montana Power Company as Buyer and Cascade Gas Gathering Company as Seller, to which Great Falls Gas Company (hereinafter referred to as "Buyer") has become the successor in the Buyer's interest and to which Northland Royalty Operating Company (hereinafter referred to as "Seller") has become the successor in the Seller's interest.

    Buyer and Seller have agreed to amend Article II-Commitment of Gas Reserves and Article IX-Price and Payment as the result of a price renegotiation that is effective on January 1st, 1992.

                                      AGREEMENT

    In consideration of the representations and promises stated in this Letter Agreement, Buyer and Seller agree to amend the Contract effective January 1, 1992 as follows:

1.  ARTICLE II. COMMITMENT OF GAS RESERVES

Delete Article II and replace it with the following:

    ARTICLE II. COMMITMENT OF GAS RESERVES

    With respect to all of the gas purchased, produced or otherwise obtained by Seller from the lands specified and described on Schedule A, Buyer shall have the right to all such gas except as follows:

         In each month of the contract period, Seller shall have the right to sell gas it produces, in excess of that required by Buyer, to third parties on an interruptible basis. Nothing herein shall limit Buyer from its right to purchase the total production of Seller at any time. Furthermore, in months when Seller makes such third party sales, Buyer's volumes for the month shall be considered the first volumes through the meter, on a daily basis.

2.  ARTICLE IX. PRICE AND PAYMENT

Delete Section 1 and replace it with the following:

    SECTION 1:

    The price to be paid by Buyer to Seller for gas delivered to Buyer at the delivery points shall be one dollar and ninety cents ($1.90) per mcf with no escalation. No adjustment to this price will be made to provide for reimbursement of production-related taxes or any other costs.



Signed this 29th day of April, 1992.

Agreed to and accepted by:

Northland Royalty Operating Company         Great Falls Gas Company

By: /s/ W.F. Sheehan, III                   By: /s/ Larry D. Geske
    ----------------------------                 ---------------------------
Title: Secretary                            Title: President
      -------------------------                    ------------------------

                         Northland Royalty Operating Company
[GRAPHIC]                       3030 4th Avenue North
                               Billings, Montana 59101
                                    (406) 259-5400
                                  Fax(406) 259-7345

March 14, 1996

Lynn F. Hardin
Assistant Vice President
Great Falls Gas Company
Energy West, Incorporated
P.O. Box 2229
Great Falls, MT 59403-2229

    RE: Cascade Gas Contract Price Negotiations

Dear Mr. Hardin,

    Please find enclosed an executed original of your gas price offer to Northland Royalty Operating Company on the Cascade gas System Contract.

    Since we have been unable to arrive at a mutually acceptable and beneficial "Pre-Buy" purchase and development program, Northland has no other alternative at this time with Great Falls Gas Company than to execute the enclosed offer and return it to you.

    Northland will be willing to meet with Great Falls Gas Company at a mutually convenient time to have what we believe could be a jointly profitable and beneficial contract for the sale of summertime gas and for delivering a larger quantity of gas in the winter peak months.


                                       Yours Truly,

                                       Northland Royalty Operating Company

                                       /s/ W. F Sheehan, III
                                       W. F. Sheehan, III

[LETTERHEAD]

                                       December 7, 1995

Mr. William Sheehan III
Northland Royalty Operating Company
3030 4th Ave. N.
Billings, MT 59101
                                       Re: Requested Price Renegotiation
Dear Mr. Sheehan:

Great Falls Gas Company, agrees that arbitration in determining a price for your Cascade gas would be costly and should be unnecessary. I have little doubt that such arbitration would result in a two year price of $1.60. This is the price that we have contracted for with other suppliers on MPC's system. Please consider the following proposal.

1. For Jan, Feb, Mar, Nov & Dec of 1996 and 1997, $1.80/MMBtu.

2. For Apr through Oct of 1996 and 1997, the monthly Aeco Storage Hub Index (US/MMBtu) plus transport to Carway (currently $.09 US/MMBtu) plus a premium of $.05/MMBtu, but not less than $1.40/MMBtu.

3. Prior to each of these months (Apr-Oct), if seller has a higher offer from another buyer, Great Falls Gas will have the option to match the offer or to release the deliverability for that month. Any released deliverability will apply to the ACQ. Seller would have the option to shut-in for any of these months.

At 1029 Btu/cf, $1.80/MMBtu is the same as $1.85/Mcf @ 14.9#.

The above should guarantee seller a floor average price of over $1.60/MMBtu with the ability to improve that average price by taking advantage of stronger market conditions as they develop.

If the above meets with your approval, please indicate so by your signature below, return an original to us and keep one for your records.

                                       Very truly yours,

                                       /s/ Lynn F. Hardin
                                       Lynn F. Hardin
                                       Assistant Vice President

Agreed to this 14th day of March, 1996
Northland Royalty Operating Company

By: /s/ W. F. Sheehan III
    -------------------------------

[LETTERHEAD]

April 15, 1996

Mr. W.F. Sheehan III
Northland Royalty Company
3030 4th Avenue North
Billings, Montana 59101

Dear Mr. Sheehan,

This letter is intended to resolve the arbitration of the contract between Northland Royalty Company and Great Falls Gas Company held by Great Falls Gas Company by assignment from Montana Power Company. If the contents of this letter adequately reflect your understanding of our settlement please sign both copies of this letter and return one for our records. This settlement is intended to supersede and replace any of the conditions and terms of the contract which was entered into between Northland Royalty Company (NRC) and Montana Power Company
(MPC) and which has subsequently been assigned to Great Falls Gas Company, a division of ENERGY WEST Incorporated (GFG). That contract will be referred to throughout this agreement as the "Contract". The terms of that contract will continue in full force and effect except when a provision of this agreement is inconsistent with the terms of the Contract. In that event the terms of this agreement are intended to prevail as the binding agreement of the parties.

1. GFG will prepay for gas in the amount of $500,000 upon final execution by both parties of the settlement agreement. The $500,000 has been placed in escrow at Norwest Investment Management & Trust Company (Norwest). NRC may receive disbursement of the funds so placed according to the following instruction which GFG agrees to include in it's escrow agreement with Norwest:

    Upon execution of this agreement, NRC will receive a disbursement of $250,000. After copies of paid invoices are presented that exceed $250,000 in aggregate, the remaining escrow balance will be available for the funding of expenditures directly related to increasing the deliverability of natural gas from the fields identifiecl in the Contract between NRC and GFG. Norwest is hereby instructed to disburse to NRC amounts corresponding to expenditures which have been submitted to and approved by GFG which approval shall not be unreasonably denied.

2. The DCQ under Article IV Section I will be reduced to 50% of the daily contract quantity available for delivery by NRC, but will increase to 62.5% should the outstanding prepayment balance be extinguished by NRC. Quantities of gas available for delivery but not taken by GFG are hereby released to NRC for resale to third parties.

3. The price paid for gas delivered would be the monthly AECO Storage Hub Index (US/MMBtu) plus transport to Carway (currently $.09 US/MMBtu) plus a premium of $.05 per MMBtu, but not less than $1.40/MMBtu for the months of April through September and $1.80 per MMBtu for the months of October through March. This pricing provision will be in effect from January 1, 1996 until January 1, 1998 or until such time as any outstanding prepayment has been extinguished whichever occurs latest in time.

4. GFG would pay NRC for 60% of the delivered gas at prices established in paragraph 3, above, 40% of the gas taken each year will be credited against the prepayment. Payments will be apportioned each month between the gas credited against prepayment and the gas paid in cash until such time as the prepayment amount is extinguished when the entire amount shall be paid in cash. NRC may elect from time to time to make cash payments to GFG to be applied against the prepayment balance.

5. GFG would have the option to prepay for additional gas each six months of the contact beginning six months from the date of the first prepayment. GFG will notify NRC within 30 days of the six month anniversary of its desire to prepay. If GFG prepays, its prepayment will be limited to an amount equal to $1.60 multiplied by 50% of the gas taken by GFG during the previous six months. GFG may elect to make such prepayments (which would be paid pursuant to the pricing provisions of #4 above) until such time as the Contract expires. At the expiration of the Contract, GFG would be entitled to an amount of gas equivalent to the amount of prepayment balance divided by $1.60. If in any six month period GFG does not elect to prepay, either party will have the option to continue according to the provisions of this agreement or to notify the other party of its intention to renegotiate the contract terms pursuant to provisions of
Article IX of the Contract. However, such notice must be received by the other party by July 1 of ANY calendar year. When notice is so given the parties agree that the effective date of the price renegotiated pursuant to such notice shall be January 1 of the year following the giving of such notice.

This agreement is subject to satisfactory review by GFG of appropriate financial statements of NRC.

Agreed to this 17th day of April, 1996.

Great Falls Gas Company                Northland Royalty Company

By: /s/ [ILLEGIBLE]                    By: /s/ W.F. Sheehan III
   -----------------------                -------------------------

[LETTERHEAD]

April 15, 1996

Mr. William F. Sheehan III
Northland Royalty Company
3030 4th Avenue North
Billings, Mt. 59101

Dear Mr. Sheehan,

This letter when signed by you is intended to constitute an agreement between Northland Royalty Company (NRC) and Energy West Resources, Incorporated.

1. NRC agrees to sell 100% of its released output from its contract with Great Falls Gas Company (GFG) to Energy West Resources (EWR). EWR agrees to purchase 100% of such gas at a price 10% under the monthly Aeco Storage Hub Index (US/MMBtu) plus transport to Carway (currently $.09 US/MMBtu) index at Empress as published in the Canadian Gas Price Reporter.

2. Northland will produce its fields at full capability, (which is interpreted to mean 90% of the ACQ, as that term is defined in the contract between Great Falls Gas Company and NRC for the term of this agreement. This is intended to mean that NRC will shut in its wells only for required maintenance and not for economic considerations. Further, NRC will conduct its scheduled maintenance in the months of June, July or August to allow for the utilization of the gas when it will be in greatest demand by EWR customers.

3. The term of this agreement is effective on the date of NRC's settlement agreement with GFG and will continue for the term of that settlement agreement.

Agreed to this 17th day of April, 1996

Energy West Resources, Incorporated    Northland Royalty Company

By: /s/ [ILLEGIBLE]                    By: /s/ W.F. Sheehan III
   -----------------------                -------------------------

                         Northland Royalty Operating Company
[GRAPHIC]                       3030 4th Avenue North
                               Billings, Montana 59101
                                    (406) 259-5400
                                  Fax(406) 259-7345


Energy West Incorporated
No.1 First Avenue South
P.O. Box 2229
Great Falls, MT 59403-2229
Attention: Mr. Lynn Hardin, Assistant Vice President
Fax: 406-791-7560

February 18, 1997

Dear Mr. Hardin,

Pursuant to Gas Contract Between Great Falls Gas and the Northland Royalty Operating Company (MPC #93) we hereby request that future payment for gas sold under this contract be made to the Northland Royalty Company rather than Northland Royalty Operating Company. A recent change in our accounting procedure requires us to make this change.

Thank you for your assistance and if you have any questions concerning this request please contact me in our Billings offfice.


                                       Sincerely,
                                       /s/ Peter C. Sheehan
                                       Peter C. Sheehan
                                       Northland Royalty Operating Company

                             [LETTERHEAD]

                                    April 1, 1997

VIA FEDERAL EXPRESS: 8830183283

Energy West Resources
No. 1 First Avenue South
P.O. Box 2229
Great Falls, MT 59403-2229
ATTN: Jim Morin

RE: Northland Royalty Company and Northland Royalty Operating Company; KeyBank of Wyoming

Dear Mr. Morin

    This firm represents KeyBank of Wyoming (the "Bank") with respect to loans which it has made to Northland Royalty Company and Northland Royalty Operating Company ("Northland"). Pursuant to the enclosed Mortgage, Assignment of Proceeds, Security Agreement and Financing Statement ("Mortgage") between the Bank and Northland, the Bank is the assignee of the production and proceeds from the properties encumbered by the Mortgage which are therefore the property of the Bank. In addition, pursuant to the enclosed Notice of Assignment ("Notice"), Northland has directed any purchaser of oil or gas pertaining to the lands or contracts described in the Notice to pay all proceeds attributable to the interests of Northland to the Bank. Please note that the lands and contracts set forth in the Notice correlate with the lands and contracts set forth in each respective Exhibit A to the Mortgage.

    The purpose of this letter is to place you on notice of the Bank's claim of first priority to payment of proceeds attributable to the interests of Northland arising from the purchase and sale of oil or gas attributable to the lands or contracts described in the Mortgage and/or the Notice and located in the following counties within the State of Montana:

5.  Glacier; and

6.  Toole.

Energy West Resources
Page two
April 1, 1997

         Please make payment directly to the following address:

              KeyBank of Wyoming
              1800 Carey Avenue
              P.O. Box 924
              Cheyenne, WY 82001
              ATTN: Cathy Ford, Assistant Vice-President
                    Special Assets Department

    If for whatever reason funds are placed in suspense and not paid directly to the Bank as set forth above, please contact the undersigned directly.

                                       Very truly yours,

                                       POULSON, ODELL & PETERSON, LLC

                                       /s/ William F. Leonard
                                       William F. Leonard
WFL/kak
Enclosures

xc: KeyBank of Wyoming
    ATTN: Cathy Ford

                              NOTICE OF ASSIGNMENT

     NOTICE IS HEREBY GIVEN, that effective February 26, 1993, Northland Royalty Company and Northland Royalty Operating Company have assigned to Key Bank of Wyoming all right, title and interest in:

     A. All proceeds of production from oil and gas wells located on the following described lands:

          1.   Glacier County, Montana

               Township 36 North, Range 6 West, MPM

               Sections: 11, 13, 14, 22, 23, 24, 25, 26, 27, and 34.

          2.   Toole County, Montana

               Township 34 North, Range 2 West, MPM

               Sections: 4, 9, 10, 14, 15, 16, 17, 19, 20, 21, 22, 23, 26, 27,
                         28, 32, 33, 34, and 35.


               Township 33 North, Range 2 West, MPM

               Sections: 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 14, 15, 16, 17,
                         19, 20, 21, 22, 23, 26, 27, 28, and 30.

     B. That certain Gathered Gas Purchase Contract, dated December 18, 1979, MPC Contract No. 327, wherein originally Fourem Company is "Seller" and The Montana Power Company is "Buyer" and Northland Royalty Operating Company is now "Seller", together with all prior amendments, as well as all future renewals, modifications, amendments, substitutions or replacements thereof pertaining to the lands described above and those referenced in said contract.

     C. That certain Delivered Gas Purchase Contract, dated February 23, 1977, wherein originally Cascade Gas Co. is "Seller" and The Montana Power Company is "Buyer" and Northland Royalty Operating Company is now "Seller" and Great Falls Gas Company is now "Buyer", together will all prior amendments, as well as all future renewals, modifications, amendments, substitutions or replacements thereof pertaining to the lands described above and those referenced in said contract.

     IT IS HEREBY DIRECTED that all rights, benefits and privileges pertaining to the above described items are hereby transferred to Key Bank of Wyoming and any purchaser of oil or gas pertaining to the lands or contracts described above is to pay all proceeds attributable to the interests of Northland Royalty Company or Northland Royalty Operating Company to:

                              Key Bank of Wyoming
                              Attention: Cary E. Brus
                              1130 Sheridan Avenue
                              Cody, Wyoming 82414
until further notice from Key Bank of Wyoming.

     DATED this 26th day of February, 1993.

                                        NORTHLAND ROYALTY COMPANY

                                        By  /s/ W. F. Sheehan, Jr.
                                            ---------------------------
                                        Name:  William F. Sheehan, Jr.
                                               -------------------------
                                        Title: President
                                               --------------------------


                                        NORTHLAND ROYALTY OPERATING COMPANY

                                        By  /s/ W. F. Sheehan, Jr.
                                            ---------------------------
                                        Name:  William F. Sheehan, Jr.
                                               -------------------------
                                        Title: President
                                               --------------------------

                            CORPORATE ACKNOWLEDGMENT

STATE OF MONTANA           )
                           ) SS.
COUNTY OF YELLOWSTONE      )

     On this 26th day of February, 1993, before me Joseph R. Glennon, a notary public personally appeared William F. Sheehan, Jr. known to me to be the President of Northland Royalty Company and Northland Royalty Operating Company and acknowledged to me that he executed the within instrument on behalf of such corporations.

     Given under my hand and notarial seal this 26th day of February, 1993.

                                        /s/ Joseph R. Glennon
                                        --------------------------------------
                                        NOTARY PUBLIC

My Commission Expires:

    10-27-95
--------------------------------

-------------------------------------------------------------------------------

                                 ACKNOWLEDGMENT

     The undersigned hereby acknowledges receipt of a copy of the above and foregoing Notice of Assignment and consents to the terms thereof.

          DATED this ______________ day of  __________________, 199__.


                                        Company Name
                                                     --------------------------

                                        By
                                           ------------------------------------
                                        Name
                                             ----------------------------------
                                        Title
                                              ---------------------------------